Putnam California Tax Exempt Income Fund, March 31, 2017, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		20,304
Class B		65
Class C		746
Class M		61

72DD2 (000s omitted)

Class Y		1,394

73A1

Class A		.139316
Class B		.113844
Class C		.107575
Class M		.127950

73A2

Class Y		.147992
74U1	(000s omitted)

Class A		142,387
Class B		537
Class C		6,564
Class M		477

74U2	(000s omitted)

Class Y		9,616

74V1

Class A		8.02
Class B		8.01
Class C		8.06
Class M		7.99

74V2

Class Y		8.04




61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.